EXHIBIT 14.1

CODE OF BUSINESS CONDUCT AND ETHICS
OF ORCHID ISLAND CAPITAL, INC.

The following shall constitute the Code of Business Conduct and Ethics of Orchid Island Capital, Inc. (the “Corporation”):

I.	INTRODUCTION

The Code of Business Conduct and Ethics of the Corporation (the “Code of Business Conduct and Ethics”) covers a wide range of business practices and procedures.  It does not cover every issue that may arise, but it sets out basic principles to guide all employees, officers and directors of the Corporation.  All of our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.  For purposes of this Code of Business Conduct and Ethics, when we refer to our employees, we are referring to the employees of Bimini Advisors, LLC (the “Manager”) and the employees of the affiliates of the Manager (including Bimini Capital Management, Inc.) who provide services to us.

If a law conflicts with a policy in this Code of Business Conduct and Ethics, you must comply with the law; however, if a local custom or policy conflicts with this Code of Business Conduct and Ethics, you must comply with the Code of Business Conduct and Ethics.  If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

Those who violate the standards in this Code of Business Conduct and Ethics will be subject to disciplinary action, which may include, without limitation, termination of your employment.  If you are in a situation that you believe may violate or lead to a violation of this Code of Business Conduct and Ethics, please follow the guidelines described in Section XV of this Code of Business Conduct and Ethics.

II.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, and applicable rules and regulations, both in letter and in spirit, is the foundation on which the Corporation’s ethical standards are built.  All of our employees, officers and directors must respect and obey the laws of the municipalities, states and countries in which we operate.  Although not all employees, officers and directors are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

The Corporation and/or the Manager may hold information and training sessions to promote compliance with laws, rules and regulations.

III.	CONFLICTS OF INTEREST

A “conflict of interest” exists when an individual’s private interest interferes, or appears to interfere, with the interests of the Corporation.  A conflict situation can arise when our employee, officer or director takes actions or has interests that may make it difficult to perform his or her services to the Corporation objectively and effectively.  Conflicts of interest also may arise when our employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Corporation.  Loans to, or guarantees of obligations of, our employees, officers or directors or their family members may create conflicts of interest.

It is almost always a conflict of interest for any employee to work simultaneously for a competitor, customer or supplier.  Accordingly, you are not allowed to work for a competitor as a consultant or board member.  The best policy is to avoid any direct or indirect business connection with our competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Corporation policy, except under guidelines approved by the Board of Directors of the Corporation (the “Board of Directors”).  Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Corporation’s corporate secretary.  Any employee, officer or director who becomes aware of a conflict or a potential or apparent conflict should bring it to the attention of the Chair of the Corporation’s Audit Committee, and if appropriate, a supervisor, manager or other appropriate personnel within the Corporation, or consult the procedures described in Section XV of this Code of Business Conduct and Ethics.

IV.	INSIDER TRADING

Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.  All non-public information about the Corporation should be considered confidential information.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.  If you have any questions about this subject, please consult the Corporation’s corporate secretary.  You are reminded that the Corporation has a separate and distinct Insider Trading Policy, to which each of our employees, officers, and directors is subject.  Please refer to that policy and ensure your compliance with it as it relates to insider trading.

V.	CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors.  No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee may compete with the Corporation directly or indirectly.  Employees, officers and directors owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises.

VI.	COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices.  Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.  Each employee, officer and director should endeavor to respect the rights of, and deal fairly with, the Corporation’s competitors and employees.

           No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage over competitors. No gift or entertainment should ever be offered, given, provided or accepted by any Corporation employee, officer or director or family member of an employee, officer or director or agent unless it: (1) is not a cash gift the value of which does not exceed $[100] (employees should never accept cash from brokers, vendors or other persons in a business relationship with the Corporation); (2) is consistent with customary business practices; (3) cannot be construed as a bribe or payoff; and (4) does not violate any laws or regulations.  Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.  Employees are generally required to refrain from accepting gifts from brokers, vendors, or other persons in a business relationship with the Corporation; provided, however, that customary business lunches, dinners and entertainment may be accepted. In addition, corporation logo items of nominal value (under $100) may be accepted.  All gifts with a value in excess of $100 presented to an employee should be reported to the corporate secretary within 2 business days of receiving any such gift.

VII.	DISCRIMINATION AND HARASSMENT

The diversity of the Corporation’s employees is a tremendous asset.  We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind.  Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

VIII.	HEALTH AND SAFETY

The Corporation strives to provide each employee with a safe and healthful work environment.  Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted.  Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.  The use of illegal drugs in the workplace will not be tolerated.

IX.	RECORD-KEEPING

The Corporation requires honest and accurate recording and reporting of information in order to make responsible business decisions.  For example, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts, which must be documented and recorded accurately.  If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.  Rules and guidelines are available from the Corporation’s Corporate Secretary.

All of the Corporation’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Corporation’s transactions and must conform both to applicable legal requirements and to the Corporation’s system of internal controls.  Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation, and fully disclosed to the Corporation’s Board of Directors.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood.  This applies equally to, among other things, e-mail, internal memos, text messages, voice mail messages, messages posted to social networking or other internet websites, and formal reports.  Records should always be retained or destroyed according to the Corporation's record retention policies, if any are in place at the relevant time.  In accordance with those policies, in the event of litigation or governmental investigation it is essential to follow the advice of the Corporation’s legal counsel.  Whenever litigation or an investigation is pending or threatened every potentially relevant document must be preserved unless destruction has been approved by the Corporation’s legal counsel.

X.	CONFIDENTIALITY

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Corporation or its customers, except when disclosure is authorized by the Corporation’s legal counsel or required by laws or regulations.  Confidential information includes all non-public information that might be of use to competitors, or harmful to the Corporation or its customers, if disclosed.  It also includes information that customers have entrusted to us.  The obligation to preserve confidential information continues even after employment ends.

XI.	PROTECTION AND PROPER USE OF CORPORATION ASSETS

All employees, officers and directors should endeavor to protect the Corporation’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Corporation’s profitability.  Any suspected incident of fraud or theft should be immediately reported for investigation.  All Corporation assets should be used for legitimate business purposes.  Corporation equipment should not be used for non-Corporation business, though incidental personal use may be permitted.

The obligation of employees, officers and directors to protect the Corporation’s assets includes its proprietary information.  Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports.  Unauthorized use or distribution of this information would violate Corporation policy.  It could also be illegal and result in civil or even criminal penalties.

XII.	PAYMENTS TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  It is strictly prohibited to make illegal payments to government officials of any country.  In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel.  The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Corporation policy but could also be a criminal offense.  State and local governments, as well as foreign governments, may have similar rules.  the Corporation’s outside legal counsel can provide guidance to you in this area.

XIII.	DISCLOSURE POLICY

It is the Corporation’s policy to provide full, fair, accurate, timely and understandable disclosure in all documents required to be filed with or furnished or submitted to the Securities and Exchange Commission and in all other public communications.  The Corporation expects all employees, officers and directors to act in a manner that supports this policy.  You are reminded that the Corporation has a separate disclosure policy for compliance with Regulation FD, and you are asked to please refer to the policies set forth therein.  In addition, employees, officers and directors are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Corporation’s independent auditors for the purpose of rendering the financial statements of the Corporation misleading.

XIV.	WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code of Business Conduct and Ethics may be made only by the Board of Directors or a committee of the Board of Directors and will be promptly disclosed to stockholders as required by law or stock exchange regulation.

XV.	REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees are encouraged to openly and honestly talk to the Chair of the Audit Committee of the Board of Directors, any other non-management member of the Board of Directors, supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation.  It is the policy of the Corporation not to allow retaliation for reports of misconduct by others made in good faith by employees.  Employees, officers and directors are expected to cooperate in internal investigations of misconduct.  You are reminded that the Corporation has adopted a Policy Regarding Fraudulent or Dishonest Conduct, referred to as the “Whistleblower Policy”, and you are asked to please refer to the guidelines set forth therein.

XVI.	COMPLIANCE PROCEDURES

We must all work to ensure prompt and consistent action against violations of this Code of Business Conduct and Ethics.  However, in some situations it is difficult to know right from wrong.  Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem.  These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do?  Does it seem unethical or improper?  This will enable you to focus on the specific question you are faced with, and the alternatives you have.  Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor.  This is the basic guidance for all situations.  In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process.  Remember that it is your supervisor’s responsibility to help solve problems.

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Seek help from Corporation resources.  In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, you should feel free to discuss an issue with the Chair of the Audit Committee of the Board of Directors, or any other non-management member of the Board of Directors. If you prefer to write and address your concerns internally to: G. Hunter Haas, IV, Secretary, Orchid Island Capital, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.  If you prefer to write and address your concerns to an individual who is not an officer of the Corporation, please do so to: Audit Committee of the Board of Directors, Attention:  Chair, c/o Orchid Island Capital, Inc., 3305 Flamingo Drive, Vero Beach, Florida 32963.

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You may report ethical violations in confidence and without fear of retaliation.  If your situation requires that your identity be kept secret, your anonymity will be protected.  The Corporation does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

XVII.	ACCOUNTABILITY

You will be accountable for adherence to this Code of Business Conduct and Ethics.  Violations of this Code of Business Conduct and Ethics may result in a variety of disciplinary actions, including termination of employment and civil or criminal penalties.

XVIII.	CERTIFICATION

This Code of Business Conduct and Ethics was duly approved and adopted by the Board of the Corporation on the 14th day of February, 2013.